Exhibit (h)(27)

THE SELECT SECTOR SPDR® TRUST

SPDR® INDEX SHARES FUNDS

SPDR® SERIES TRUST

INVESTING FUND AGREEMENT

This Investing Fund Agreement (“Agreement”) is made as of the date set forth below between The Select Sector SPDR Trust, SPDR Series Trust and SPDR Index Shares Funds (each, a “Trust” and collectively, the “Trusts”), severally and not jointly, and the registered investment companies named on Schedule A, severally and not jointly, each on behalf of their current and any future series as an investing fund (each, an “Investing Fund” and collectively, the “Investing Funds”).

WHEREAS, Section 12(d)(1)(A) (“Section 12(d)(1)(A)”) of the Investment Company Act of 1940, as amended (the “1940 Act”), limits investment by an “investment company”, as defined in the 1940 Act, and affiliates of such company, in any other investment company that is registered under the 1940 Act; and

WHEREAS, each Trust is an investment company registered as such under the 1940 Act; and

WHEREAS, each Trust is organized as a series fund with multiple separate series (each such series, a “Portfolio”); and

WHEREAS, each Investing Fund is a registered investment company or a “series” of a registered investment company as defined in the 1940 Act; and

WHEREAS, the Securities and Exchange Commission (the “Commission”) has granted an order (Rel. No. 27543, November 1, 2006) exempting the Trusts and certain investment companies investing in the Trusts from the limits of Section 12(d)(1)(A) (such order and the application therefor together, the “Order”); and

WHEREAS, in reliance on the Order, each Investing Fund may acquire shares in each Trust (“Shares”) in excess of the limits imposed by Section 12(d)(1)(A); and

WHEREAS, pursuant to the conditions set forth in the Order, each Investing Fund must enter into a written agreement with each Trust prior to acquiring Shares in excess of the limits imposed by Section 12(d)(1)(A).

NOW, THEREFORE, each Trust and each Investing Fund agree as follows:

1. The term “Trust” as used herein shall be deemed to also refer to each Portfolio. Capitalized terms used and not otherwise defined herein shall have the meanings assigned such terms in the Order.

2. The members of an Investing Fund Adviser Group (individually or in the aggregate) will not hold or beneficially own more than 25 percent of the outstanding Shares or otherwise control a Trust within the meaning of Section 2(a)(9) of the 1940 Act. The members of an Investing Fund Subadviser Group (individually or in the aggregate) will not hold or beneficially own more than 25 percent of the outstanding Shares or otherwise control a Trust within the meaning of Section 2(a)(9) of the 1940 Act. If, as a result of a decrease in a Trust’s outstanding Shares, an Investing Fund Adviser Group or an Investing Fund Subadviser Group, each in the aggregate, becomes a holder or beneficial owner of more than 25 percent of the outstanding Shares, each Investing Fund agrees that its Investing Fund Adviser Group or Investing Fund Subadviser Group, as applicable, will vote its Shares in the same proportion as the vote of all other shareholders. For purposes of this Agreement, an “Investing Fund Adviser Group” consists of an Investing Fund’s investment adviser or manager, sponsor, and/or depositor, as applicable, and any person controlling, controlled by, or under common control with the Investing Fund’s investment adviser or manager, sponsor and/or depositor, and any investment company and any issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act that is advised by the Investing Fund’s investment adviser or manager or sponsored by the Investing Fund’s sponsor and/or depositor, or any person controlling, controlled by, or under common control with the Investing Fund’s investment adviser or manager, sponsor, and/or depositor, as applicable. For purposes of this Agreement, an “Investing Fund Subadviser Group” consists of any subadviser to an Investing Fund, any person controlling, controlled by, or under common control with such subadviser, and any investment company or issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act (or portion of such investment company or issuer) advised by such subadviser or any person controlling, controlled by or under common control with such subadviser. This condition does not apply to an Investing Fund Subadvisory Group to the extent that the subadviser or a person controlled by or under common control with the subadviser acts as the investment adviser to a Trust.

3. Each Investing Fund agrees that its investment adviser, or trustee or sponsor, as applicable, will waive fees otherwise payable to it by the Investing Fund in an amount at least equal to any compensation (including fees received pursuant to any plan adopted by a Trust under rule 12b-1 under the 1940 Act) received by such investment adviser, or trustee or sponsor, or an affiliated person of the investment adviser, or trustee or sponsor, from a Trust, other than any investment advisory fees paid to the investment adviser or trustee or sponsor or its affiliated person by such Trust, in connection with the acquisition by the Investing Fund of Shares. Each Investing Fund further agrees that any subadviser(s) of such Investing Fund will waive fees otherwise payable to such subadviser(s), directly or indirectly, by the Investing Fund in an amount at least equal to any compensation (including fees received pursuant to any plan adopted by a Trust under rule 12b-1 under the 1940 Act) received by the subadviser(s), or an affiliated person of the such subadviser(s), other than any advisory fees paid to the investment subadviser or its affiliated person by such Trust, in connection with any investment(s) by the Investing Fund in such Trust made at the direction of such subadviser(s). In the event that a subadviser waives fees under the preceding sentence, the Investing Fund agrees that it will require the relevant subadviser(s) to pass the benefit of the waiver through to the Investing Fund.

4. No Investing Fund or Investing Fund Affiliate will cause any existing or potential acquisition of Shares by an Investing Fund to influence the terms of any services or transactions between the Investing Fund or Investing Fund Affiliate and a Trust or any Trust Affiliate. For purposes of this Agreement, the term “Investing Fund Affiliate” includes an investment adviser, subadviser, sponsor, promoter, and principal underwriter of an Investing Fund, and any person controlling, controlled by, or under common control with any of those entities within the meaning of Section 2(a)(9) of the 1940 Act. For purposes of this Agreement, the term “Trust Affiliate” includes an investment adviser, promoter, sponsor, and principal underwriter of a Trust, and any person controlling, controlled by, or under common control with any of those entities.

5. If an Investing Fund is a “management company,” as defined in Section 4 of the 1940 Act (a “Management Company”), before that Investing Fund relies on the Order, the board of directors or trustees of such Investing Fund, including a majority of disinterested directors or trustees, will adopt procedures reasonably designed to assure that the Investing Fund’s investment adviser, (and subadviser, if appropriate) is conducting the Investing Fund’s investment program without taking into account any consideration received by the Investing Fund or any Investing Fund Affiliate from a Trust or any Trust Affiliate in connection with any services or transactions. Proper evidence of such approval, including but not limited to, certified resolutions of the Board as to the foregoing approval, shall be provided to a Trust upon request.

6. No Investing Fund or Investing Fund Affiliate will cause a Trust to purchase a security from any Affiliated Underwriting, except to the extent that it is acting in its capacity as an investment adviser to the Trust. Nothing in this Agreement, however, shall limit the authority of a Trust to accept and satisfy in-kind creation orders and redemption requests from an Investing Fund or an Underwriting Affiliate that is also an authorized participant in the ordinary course of business. For purposes of this Agreement, the term “Affiliated Underwriting” means an offering of securities during the existence of an underwriting or selling syndicate of which a principal underwriter is an Underwriting Affiliate. For purposes of this Agreement, the term “Underwriting Affiliate” means a principal underwriter in any underwriting or selling syndicate that is an officer, director, member of an advisory board, investment adviser, subadviser, employee or sponsor of an Investing Fund, or a person which any such officer, director, member of an advisory board, investment adviser, subadviser, employee or sponsor is an affiliated person. An Underwriting Affiliate does not include any person whose relationship to a Trust is covered by Section 10(f) of the 1940 Act.

7. No Investing Fund will acquire Shares in excess of the limits of Section 12(d)(1)(A) unless and until such Investing Fund and the applicable Trust have executed this Agreement and complied with the terms and conditions hereof. An Investing Fund will promptly notify a Trust in writing (as defined in Section 20 below) at the time its investment in Shares of such Trust exceeds the limits in Section 12(d)(1)(A)(i) or thereafter falls below the limits of Section 12(d)(1)(A)(i). At such time, the Investing Fund will also transmit to such Trust a list of the names of each Investing Fund Affiliate and Underwriting Affiliate. The Investing Fund will notify such Trust of any changes to the list of names as soon as reasonably practicable after the change occurs.

8. Each Investing Fund represents and warrants to each Trust that the Investing Fund’s board of directors or trustees, trustee, investment adviser or manager, sponsor, and/or depositor, as applicable, have received a copy of and have read and understand the terms and conditions of the Order, and agree to fulfill their responsibilities under the Order. Each Investing Fund further represents and warrants to each Trust that the foregoing persons understand that the

Order pertains only to investments in the Trusts and not to investments in any other investment company. Each Investing Fund understands that this Agreement is entered into in furtherance of, and pursuant to, the Order, and agrees that this Agreement shall be interpreted consistently therewith and that it will promptly notify the applicable Trust if it fails to comply with the Order with respect to such Trust.

9. Each Investing Fund agrees that it has sole responsibility under the Order and this Agreement to monitor the limits of Section 12(d)(1)(A) as they pertain to its acquisition of Shares.

10. Each Investing Fund represents and warrants to each Trust that, if it is a Management Company, its investment adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or is exempt from such registration.

11. Each Investing Fund represents and warrants to each Trust that investments in a Trust will be accomplished in compliance with the Investing Fund’s investment restrictions and consistent with the investment policies set forth in the Investing Fund’s registration statement under the Securities Act of 1933 and the 1940 Act.

12. Each Investing Fund and each Trust agree that each shall preserve a copy of this Agreement, together with copies of the Order for a period of not less than six (6) years from the end of the fiscal year in which the most recent investment by the Investing Fund in a Trust occurred. For the first two (2) years of such six-year period, the foregoing documents shall be maintained by the Investing Fund and the Trust in an easily accessible place.

13. Each Investing Fund represents and warrants to each Trust that it understands and complies with the National Association of Securities Dealers, Inc. Conduct Rule 2830 (or to comparable FINRA Conduct Rules, if such NASD Conduct Rule is subsequently renamed, repealed, rescinded, or otherwise replaced by FINRA Conduct Rules) and that any sales charge and/or service fees (other than customary brokerage fees) charged with respect to shares in an Investing Fund will not exceed the limits applicable to a fund-of-funds as set forth in that rule.

14. If it is acquiring Shares in excess of either (i) the 5% limit of Section 12(d)(1)(A)(ii) of the 1940 Act or (ii) the 10% limit of Section 12(d)(1)(A)(iii) of the 1940 Act, each Investing Fund represents and warrants to each Trust, and agrees, that its prospectus will disclose in “plain English” the fact that it does or may invest in exchange-traded funds (“ETFs”) such as the Trusts, the unique characteristics of a fund that invests in ETFs, and the related expenses.

15. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns. No party may assign any of its rights under this Agreement without the prior written consent of the other party. Any purported assignment of rights in violation of this Section is void.

16. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. In proving this Agreement, a party must produce or account only for the executed counterpart of the party to be charged.

17. The laws of the Commonwealth of Massachusetts (without regard to choice of law principles) govern all matters arising out of or related to this Agreement.

18. This Agreement will continue until terminated in writing by either party: (i) upon thirty (30) days written notice to the other; or (ii) in the event of a material breach of this Agreement, upon written notice to the breaching party, which may be given in the sole discretion of the non-breaching party.

19. The Investing Funds, severally and not jointly, agree to hold harmless, indemnify and defend each Trust, including any principals, directors or trustees, officers, employees and agents (“Trust Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against a Trust, including any Trust Agents, to the extent such Claims result from (i) a violation or alleged violation of any provision of this Agreement or (ii) a violation or alleged violation of the terms and conditions of the Order, in each case by the Investing Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers. Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

20. Each party giving or making any notice, including any information that either party is required to deliver to the other by the Order or this Agreement, shall give the notice in writing and shall use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: (a) personal delivery; (b) registered or certified mail, in each case, return receipt requested and postage prepaid; (c) nationally recognized overnight courier, with all fees prepaid; or (d) e-mail (to all parties set forth below). Such notice shall be delivered to the address or email address set forth below (which may be changed from time to time upon written notice to the other party).

If to a Purchasing Fund:

MassMutual Premier Funds

Address:	1295 State Street

Springfield, MA 01111

Attention:	Andrew Goldberg, Clerk

Fax:	413.744.6338

Email:	agoldberg@massmutual.com

If to a Trust:

Ryan Louvar
State Street Bank and Trust Company
Mail Stop CPH0326
4 Copley Place, 5th Floor
Boston, MA 02206 email: rmlouvar@statestreet.com

With a copy to:
Fund Administration Legal Department email: metuttle@statestreet.com and sehabeeb@statestreet.com

21. With the exception of Schedule A and the contact information listed in Section 20, which may be changed from time to time upon written notice to the other party, the parties may amend this Agreement only by a written agreement signed by the party against whom enforcement of the amendment is sought.

22. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

23. Any of the provisions of this Agreement notwithstanding, each Investing Fund represents and warrants to the Trusts that it operates, and will continue to operate, in compliance with the 1940 Act, and the Commission’s rules and regulations thereunder. Each Investing Fund agrees that a Trust is entitled to rely on the representations contained in this Agreement and that the Trusts have no independent duty to monitor the Investing Fund’s or its investment adviser’s or, if applicable, its subadviser’s compliance with this Agreement, the Order, the 1940 Act, or the Commission’s rules and regulations thereunder.

24. A copy of the Agreement and Declaration of Trust of the MassMutual Premier Funds (the “Premier Trust”) is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the trustees of the Premier Trust as trustees and not individually and that the obligations of this Agreement are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of the Investing Fund.

Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the 25th day of October 2011.

Investing Funds
Each of the registered investment companies listed on Schedule A, severally and not jointly, on behalf of itself and each Investing Fund, severally and not jointly

By:	/s/ Nicholas H. Palmerino

Name:	Nicholas H. Palmerino

Title:	CFO and Treasurer

Acknowledged:

The Select Sector SPDR® Trust, on behalf of each of its series

By:	/s/ Chad C. Hallett

Name:	Chad C. Hallett

Title:	Treasurer

SPDR® Series Trust, on behalf of each of its series

By:	/s/ Chad C. Hallett

Name:	Chad C. Hallett

Title:	Treasurer

SPDR® Index Shares Funds, on behalf of each of its series

By:	/s/ Chad C. Hallett

Name:	Chad C. Hallett

Title:	Treasurer

Signature Page to Investing Fund Agreement.

SCHEDULE A to Investing Fund Agreement

Name of Registered Investment Company

MassMutual Premier Funds, on behalf of its MassMutual Barings Dynamic Allocation Fund series